Exhibit 99.1

Marvell Appoints AT&T’s Marachel Knight to its Board of Directors

SANTA CLARA, Calif. – July 30, 2020 – Marvell (NASDAQ: MRVL), a leader in data infrastructure semiconductor technology, today announced the appointment of Marachel Knight, SVP of Engineering and Operations of AT&T, Inc., to its board of directors effective today.

“We are thrilled to have Marachel join the Marvell Board, and I’m personally excited about her background and expertise,” said Matt Murphy, president and CEO of Marvell. “Given our focus on 5G, the addition of a proven technical leader like Marachel, who has been involved in all aspects of AT&T’s 5G planning and rollout, will provide fresh insights to our technology and business priorities as we continue to build-out our industry leading platform of 5G silicon solutions.”

Knight’s background includes over 25 years of technology leadership positions within AT&T Labs, Technology Operations and Network Planning and Engineering. She received her master’s degree in information networking from Carnegie Mellon University’s Information Networking Institute, and holds a bachelor’s degree in electrical engineering from Florida State University.

As Knight joins the Board of Directors, Oleg Khaykin, who has served as a director since May 2016, and Donna Morris, who joined the Marvell Board in 2018 and has recently taken on a new executive role as Chief People Officer for Walmart, did not stand for reelection at the recent Annual General Meeting of Shareholders.

“I would like to take the opportunity to welcome Marachel to the Marvell board and thank Oleg for his many years of service and pivotal role in the company’s transformation journey, and Donna for her many contributions including her strong voice of the employee perspective.” Murphy said. “I wish them both well in their future endeavors.”

Additional information on the Marvell Board of Directors can be found here.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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For further information, contact:

Stacey Keegan

Vice President, Corporate Marketing

pr@marvell.com